Exhibit 10.1

October 15, 2008

Mr. Bradford T. Smith

Executive Vice President

Laboratory Corporation of America Holdings

430 South Spring Street

Burlington, North Carolina 27215

Dear Brad:

This letter agreement confirms that the Company has requested that you provide additional services following the termination of your employment as Executive Vice President to assist the Company during a transition period. This will also confirm that you have expressed a willingness to provide those services subject to the terms and conditions set forth below:

1)	Employment:

Effective December 31, 2008 (the “Effective Date”), by mutual agreement, you will retire as Executive Vice President of Laboratory Corporation of America Holdings (the “Company”). As of the Effective Date, the Company agrees to engage you to serve as a consultant to the Company in a non-employee capacity, and you agree to serve the Company, during the Term, and subject to the terms and conditions, set forth in this Letter Agreement. Nothing herein shall affect your service as a member of the Board of Directors (the “Board”) or, at the pleasure of the Board, as the Vice-Chairman thereof.

2)	Term:

The term of the transition assistance period shall begin on January 1, 2009 and continue for a period of one year, and then month-to-month thereafter. You shall remain on the Board for the remainder of your current term which runs until the 2009 Annual Shareholder Meeting.

3)	Duties:

Your duties shall include assisting the successors to your responsibilities during the transition assistance period; providing consulting advice and assistance; providing input and guidance in licensing and business development matters including as appropriate participating in meetings, introductions, and visits; and other matters as mutually agreed with me.

3)	Time Commitment:

You would be expected to spend an average (6-8) days per month providing transition assistance.

4)	Office Expense Reimbursement:

The Company would provide office and administrative support during the term of the transition assistance as needed to carryout the duties hereunder.

5)	Travel and Entertainment Expenses:

You shall be reimbursed for reasonable business expenses, including travel and entertainment expenses, incurred in connection with your performing services to the Company during the term of the transition assistance. The Company’s normal reimbursement policies will apply to these reimbursements.

6)	Compensation:

In addition to the compensation you may receive as a member of the Board of Directors, you shall receive $7,500 per month for the consulting services provided in connection with the Agreement. In addition, for purposes of determining your total retirement benefits under the Company’s Retirement Plan and Pension Equalization Plan, your pension benefit shall be calculated assuming an unreduced benefit at age 55.

7)	Transition Plan:

This Agreement is intended to be independent and in addition to the Senior Executive Transition Plan Agreement and shall not amend or modify that Agreement which shall remain in full force and effect.

8)	Termination:

Either party may terminate this Agreement upon 30 days prior written notice after the sixth month of the term of this Agreement has been completed. This Agreement will terminate on your death or your disability, which means your incapacity due to physical or mental illness such that you are unable to perform the essential functions of your duties under this Agreement; provided, however, that if your death or disability occurs in the first twelve months of the term of this Agreement, the Company will continue to pay the compensation provided in this Agreement to you or to your estate for the remainder of the twelve month period.

The Company very much appreciates your agreement to continue to provide the transition assistance outlined above to help assure a smooth and successful transition. Would you please sign a copy of this letter in the space provided below to indicate your agreement to the terms and conditions set forth above.

Very truly yours,

/s/ David P. King
David P. King
Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Bradford T. Smith

Bradford T. Smith